Contact:
Brian Beades
212-810-5596
ahr-info@blackrock.com

Anthracite Capital Announces Changes to Board of Directors

New York,November 21, 2007– Anthracite Capital, Inc. (“Anthracite” or the “Company”) (NYSE:AHR) today announced that its Board of Directors (the “Board”) has elected Carl F. Geuther as Chairman of the Board, effective immediately. Mr. Geuther succeeds Ralph L. Schlosstein, who is stepping down from the Board to pursue other interests.  Mr. Schlosstein had previously served as the President of BlackRock, Inc., the parent of Anthracite's external manager, a position from which he resigned in September 2007.

In addition to naming Mr. Geuther as its independent Chairman, the Board also elected Christopher A. Milner, Chief Executive Officer of Anthracite, as a Director. Mr. Milner’s election maintains the total number of Directors at seven, four of whom are independent and not affiliated with Anthracite or BlackRock.

"We are extremely grateful to Ralph for his substantial contributions to Anthracite and we wish him the best in his future endeavors,” said Mr. Milner.  “We are also taking this opportunity to further enhance the corporate governance structure of our Company by appointing Carl as independent Chairman of the Board.  Mr. Geuther’s longstanding involvement on our Board and his extensive professional experience make him an excellent representative of our shareholders’ interests,” Mr. Milner added.

“Electing Chris to the Board alongside Scott Amero, who is Co-Head of Fixed Income for BlackRock, ensures continued, senior-level representation from Anthracite’s external manager, BlackRock Financial Management,” said Mr. Geuther.

Brief biographical information regarding Messrs. Geuther and Milner is provided below, and additional information can be found on the “Investor Relations” section of Anthracite’s website, www.anthracitecapital.com.

Carl F. Geuther. Mr. Geuther has served as a Director of Anthracite since March of 1998.  He is a former Executive Vice President and Chief Financial Officer of WMC Mortgage Corp., a mortgage banking company. Mr. Geuther was Vice Chairman and Chief Financial Officer, and previously Executive Vice President, of Great Western Financial Corporation and Great Western Bank from 1986 to 1997. Mr. Geuther joined Great Western following its acquisition of Aristar, Inc., a consumer finance and insurance company, in 1983, where he served as Executive Vice President and Chief Financial Officer and in other financial management positions since 1974.

Christopher A. Milner. Mr. Milner has served as the Chief Executive Officer of Anthracite since February of 2004.  He is also a Managing Director at BlackRock, where he leads Real Estate Debt portfolio management and is co-chair of the Real Estate Operating Committee, which oversees debt and equity real estate investment at BlackRock.  Prior to joining BlackRock in 1997, Mr. Milner was Vice President and Manager of PNC Real Estate Capital Markets, where he was responsible for origination, underwriting and securitization of all commercial mortgage conduit production.

About Anthracite

Anthracite Capital, Inc. is a specialty finance company focused on investments in high yield commercial real estate loans and related securities.  Anthracite is externally managed by BlackRock Financial Management, Inc., which is a subsidiary of BlackRock, Inc. (NYSE:BLK), one of the largest publicly traded investment management firms in the United States with approximately $1.3 trillion in global assets under management at September 30, 2007.  BlackRock Realty Advisors, Inc., another subsidiary of BlackRock, Inc., provides real estate equity and other real estate-related products and services in a variety of strategies to meet the needs of institutional investors.

Forward-Looking Statements

This press release, and other statements that Anthracite may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to Anthracite’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Anthracite cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Anthracite assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Anthracite’s SEC reports and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of Anthracite’s assets; (3) the relative and absolute investment performance and operations of BlackRock, the parent of BlackRock Financial Management, Anthracite’s external manager; (4) the impact of increased competition; (5) the impact of future acquisitions or divestitures; (6) the unfavorable resolution of legal proceedings; (7) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to Anthracite or BlackRock; (8) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries, and Anthracite; (9) the ability of BlackRock to attract and retain highly talented professionals; (10) fluctuations in foreign currency exchange rates; and (11) the impact of changes to tax legislation and, generally, the tax position of the Company.

Anthracite’s Annual Report on Form 10-K for the year ended December 31, 2006 and Anthracite’s subsequent filings with the SEC, accessible on the SEC's website at www.sec.gov, identify additional factors that can affect forward-looking statements.

To learn more about Anthracite, visit our website at www.anthracitecapital.com.  The information contained on the Company’s website is not a part of this press release.
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